Exhibit 10.4

AMENDMENT AND NOVATION AGREEMENT

dated 14 June 2012

THIS AMENDMENT AND NOVATION AGREEMENT (this “Agreement”) is made and entered into by and between Molson Coors Holdco 2 LLC (formerly known as Molson Coors Holdco – 2 Inc.), a Delaware limited liability company ( “MC Holdco”), Molson Coors Netherlands B.V., a private company with limited liability (in Dutch: ‘besloten vennootschap met beperkte aansprakelijkheid’) incorporated under the laws of the Netherlands (“MC Netherlands”), Molson Coors Brewing Company, a Delaware corporation (“MCBC”), Starbev L.P., a limited partnership formed and organized under the laws of Jersey (the “Seller”) and the individuals executing this Agreement hereunder (the “Management Warrantors”) (each a “Party”, and together the “Parties”).

RECITALS

WHEREAS, on 3 April 2012 MC Holdco, the Seller and MCBC entered into an agreement pursuant to which MC Holdco has agreed to purchase all of the share capital of Starbev Holdings S.à r.l., a company incorporated in the Grand Duchy of Luxembourg (the “Company”) (the “Purchase Agreement”);

WHEREAS, MC Holdco, the Seller and MCBC wish to make certain amendments to the Purchase Agreement;

WHEREAS, MC Holdco desires to be released and discharged from the Purchase Agreement (as amended) and each Transaction Document (as defined in the Purchase Agreement) to which it is a party and the Parties have agreed to the novation of the Purchase Agreement (as amended) and each Transaction Document to which the Purchaser is a party and to the substitution of MC Netherlands as a party to the Purchase Agreement (as amended) and each Transaction Document to which it is a party in place of MC Holdco; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment. With immediate effect from the date of this Agreement (the “Effective Date”), the Purchase Agreement shall be amended (and save where the context otherwise requires, any reference to the Purchase Agreement in this remainder of this Agreement and elsewhere shall be read and construed as a reference to the Purchase Agreement as amended by this clause 1) such that:

a.	MC Holdco shall no longer be required to procure repayment and cancellation of any inter-company indebtedness for borrowed money (including accrued interest up to and including Closing) owed by any Target Company to the Seller as set out in clause 6.3(a) of the Purchase Agreement, but instead shall purchase and assume, and the Seller shall sell and transfer, such inter-company indebtedness for borrowed money (including accrued interest up to and including Closing) free from all Third Party Rights and with all rights and obligations attaching to them, at Closing;

b.	the price for such transfer will be the aggregate amount of all such indebtedness, including accrued interest up to and including Closing;

c.	assuming a Closing Date of 15 June 2012, the indebtedness owed by all Target Companies to the Seller (the “Inter-Company Indebtedness”) will be:

i.	the Total Amount (as shown in Section 1(i) of Schedule A attached hereto (“Schedule A”)) due under the terms and conditions applicable to the Series A Preferred Equity Certificates (the “A PECs Terms and Conditions”), being (i) the Par Value Amount (as shown in Section 1(i) of Schedule A) as Par Value (as defined in the A PECs Terms and Conditions) of the outstanding Series A Preferred Equity Certificates issued by the Company and subscribed by the Seller and (ii) the Accrued Yield Amount (as shown in Section 1(i) of Schedule A) as accrued and unpaid Yield (as defined in the terms A PECs Terms and Conditions) accrued up to and including Closing;

ii.	the Total Amount (as shown in Section 1(ii) of Schedule A) due under the terms and conditions applicable to the Series B Preferred Equity Certificates (the “B PECs Terms and Conditions”), being (i) the Par Value Amount (as shown in Section 1(ii) of Schedule A) as Par Value (as defined in the B PECs Terms and Conditions) of the outstanding Series B Preferred Equity Certificates issued by the Company and subscribed by the Seller and (ii) the Accrued Yield Amount (as shown in Section 1(ii) of Schedule A) as accrued and unpaid Yield (as defined in the B PECs Terms and Conditions) accrued up to and including Closing;

iii.	the Total Amount (as shown in Section 1(iii) of Schedule A) due under the terms and conditions applicable to the Series D Preferred Equity Certificates (the “D PECs Terms and Conditions”), being (i) the Par Value Amount (as shown in Section 1(iii) of Schedule A) as Par Value (as defined in the D PECs Terms and Conditions) of the outstanding Series D Preferred Equity Certificates issued by the Company and subscribed by the Seller and (ii) the Accrued Yield Amount (as shown in Section 1(iii) of Schedule A) as accrued and unpaid Yield (as defined in the D PECs Terms and Conditions) accrued up to and including Closing;

iv.	the Total Amount (as shown in Section 1(iv) of Schedule A) due under an interest-free shareholder loan agreement dated 5 November 2009 and entered into by the Seller as lender and the Company as borrower (the “Interest-Free Loan Agreement”); and

v.	the Total Amount (as shown in Section 1(v) of Schedule A) due under an intercompany loan agreement dated 26 January 2010 and entered into by the Seller as lender and the Company as borrower (the “Intercompany Loan Agreement”), being (i) the Principal Amount (as shown in Section 1(v) of Schedule A) of principal and (ii) the Accrued Interest Amount (as shown in Section 1(v) of Schedule A) as interest accrued up to and including Closing;

d.	subject to the receipt in immediately available funds in the Seller’s Bank Account of the Aggregate Amount Owing (as shown in Section 2 of Schedule A) (being the aggregate amount owing in respect of the amounts listed in sub-clauses (i) to (v) above) at Closing (or such additional amount to reflect any further interest accrued in accordance with the terms of the Inter-Company Indebtedness due to a delay in the Closing Date), the Seller and the Company shall execute and deliver to MC Holdco at Closing and MC Holdco shall execute and deliver to the Seller at Closing:

i.	a PEC transfer agreement in respect of the Series A, B and D Preferred Equity Certificates issued by the Company and subscribed by the Seller;

ii.	an assumption agreement in respect of the Interest-Free Loan Agreement, the Intercompany Loan Agreement and, in order to give full effect to clause 6.5 of the Purchase Agreement, the intercompany loan agreement dated 26 January 2010 between the Seller as borrower and the Company as lender, and Schedule 3 of the Purchase Agreement shall be deemed to be amended accordingly;

e.	subject to receipt of the amount and execution and delivery of the documents each referred to in sub-clause (d) above, the Seller shall have no rights to receive any further amounts whatsoever in respect of the Inter-Company Indebtedness and the Company and any other Target Company shall be irrevocably and unconditionally released from any obligation towards the Seller in respect of the Inter-Company Indebtedness; and

f.	any reference in the Purchase Agreement to the sale and purchase of the Shares at Closing shall also be deemed to include a reference to the sale and purchase of the inter-company indebtedness as contemplated by this clause 1.

2. Novation. With immediate effect from the Effective Date but subject to clauses 3 and 4 below:

a.	MC Holdco shall cease to be a party to the Purchase Agreement (as amended by clause 1 above) and each Transaction Document to which it is a party and MC Netherlands shall become a party to them in place of MC Holdco;

b.	MC Netherlands undertakes with the Parties to accept, observe, perform and discharge all the liabilities and obligations of MC Netherlands under the Purchase Agreement (as amended by clause 1 above) and each Transaction Document to which it is a party (howsoever arising and whether arising on, before or after the Effective Date) in substitution for MC Holdco;

c.	the Parties hereby all agree to the substitution of MC Netherlands in place of MC Holdco and that MC Netherlands may exercise and enjoy all the rights of MC Holdco under the Purchase Agreement (as amended by clause 1 above) and each Transaction Document to which it is a party (howsoever arising and whether arising on, before or after the Effective Date) in substitution for MC Holdco as if MC Netherlands had at all times been a party to the Purchase Agreement (as amended by clause 1 above) and each Transaction Document to which it is a party; and

d.	the Parties hereby release and discharge MC Holdco from all claims, demands, liabilities and obligations under the Purchase Agreement (as amended by clause 1 above) and each Transaction Document to which it is a party (howsoever arising and whether arising on, before or after the Effective Date) and accept the liabilities and obligations to it of MC Netherlands in place of MC Holdco.

3. MC Holdco Continuing Obligations. Notwithstanding the provisions of clauses 2(a) to (d) above, MC Holdco hereby acknowledges that it shall remain fully and primarily liable for all the obligations under the Purchase Agreement with respect to: (a) the acquisition and assumption of, and payment for, the inter-company indebtedness for borrowed money referred to in clause 1 above, and (b) payment of all or part of the Facilities in accordance with clause 6.3(b) of the Purchase Agreement to the extent mutually agreed with MC Netherlands.

4. MCBC Continuing Obligations. For the avoidance of doubt, MCBC agrees and confirms that the guarantee provided by it pursuant to clause 13 of the Purchase Agreement shall apply in respect of the obligations of both MC Holdco and MC Netherlands (howsoever arising and whether arising on, before or after the Effective Date).

5. Further Assurance. Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement.

6. Governing Law and Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English Law. Except as expressly provided otherwise in this Agreement, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with (i) the creation, validity, effect, interpretation performance or non-performance of, or the legal relationships established by, this Agreement and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

7. Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

MC HOLDCO: MOLSON COORS HOLDCO 2 LLC

By:	/s/ E. Lee Reichert
Name: E. Lee Reichert
Title: Assistant Secretary

MC NETHERLANDS: MOLSON COORS NETHERLANDS B.V.

By:	/s/ Pieter Oosthoek
Name: Pieter Oosthoek
Title: Managing Director A

By:	/s/ Julio O. Ramirez
Name: Julio O. Ramirez
Title: Managing Director B

MCBC: MOLSON COORS BREWING COMPANY

By:	/s/ Peter Swinburn
Name: Peter Swinburn
Title: Chief Executive Officer and President

SELLER: STARBEV L.P.

By: STARBEV GP LIMITED Title: General Partner

By:	/s/ Carl Hansen
Name: Carl Hansen
Title: Director

MANAGEMENT WARRANTORS:

/s/ Alain Beyens
ALAIN BEYENS

/s/ Brian Mackie
BRIAN MACKIE

/s/ Philippe Vandamme
PHILIPPE VANDAMME

/s/ Marilen Kenington
MARILEN KENINGTON

/s/ Marcus Johansson
MARCUS JOHANSSON

/s/ Lucian Ghinea
LUCIAN GHINEA